Exhibit 99.1

JAGGED PEAK ENERGY INC. ANNOUNCES MANAGEMENT CHANGES

Denver, Colorado (March 14, 2017) – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) announced today that Mr. Gregory S. Hinds, Jagged Peak’s Executive Vice President, Development Planning & Acquisition, has voluntarily resigned from the Company, as of March 13, 2017, in order to pursue other opportunities.

Joseph N. Jaggers, Chairman of the Board of Directors (the “Board”), President and Chief Executive Officer of the Company commented, “On behalf of the Board, I would like to express our sincere appreciation for the leadership and dedication provided by Greg in co-founding the Company with me. Greg has been instrumental in identifying, acquiring and developing the strong asset base that allowed us to successfully complete our initial public offering earlier this year. We are very appreciative of his efforts and commitment to the Company during his tenure. We wish him success in future years.”

Mr. Hinds commented, “It has been an honor and a privilege to help found Jagged Peak. I am committed to assist the management team in making this a smooth transition. I wish to express my heartfelt appreciation to the Board, management, employees and investors for their support over the years and I wish them and the Company all the best.”

Mr. Jaggers continued, “We are in a fortunate position to have an experienced group of professionals within the organization that have already begun to assume greater roles and are committed to the continued development of our top-tier assets in the heart of the Delaware Basin.”

Mr. Hinds’ business development responsibilities will be transitioned to Mark R. Petry, Executive Vice President, Land & Acquisitions, while his development planning responsibilities will be assumed by John G. Roesink, Vice President, Development Planning & Geoscience. Mr. Jaggers, along with Chris R. Bairrington, Vice President, Operations, and other members of our operations team, will also assist in the transition.

Mark R. Petry was appointed as the Company’s Executive Vice President, Land in November 2016, and served as the Company’s predecessor’s Vice President, Land since inception.  Prior to that, he served as Vice President, Business Development and Land Administration for Laramie Energy II, LLC since September 2007.  His prior experience includes Rocky Mountain Land Manager at Anadarko Petroleum Corporation, various positions, including Vice President, Land, at Western Gas Resources, Inc. and various land and accounting positions at Ladd Petroleum Corporation. Mr. Petry graduated with honors from the University of Wyoming with a Bachelor of Science Degree in Finance and is a Certified Professional Landman.

John G. Roesink was recently named the Company’s Vice President, Development Planning & Geoscience.  He joined Jagged Peak’s predecessor in 2014 as our Senior Exploration Geologist.  Prior to that, he was a Geologic Advisor at Bill Barrett Corporation where he developed the East Bluebell assets in the Uinta Basin and helped formulate and execute that company’s Niobrara development plan in the DJ Basin.  From 2005 until 2011, he was a geologist and team lead at Noble Energy Inc. where he explored and developed Noble’s Green River, Piceance, western

Williston, Wind River and DJ Basin assets.  Prior to that, he was a research scientist at the University of Colorado, Boulder studying the sequence stratigraphy of deepwater deposits.  Mr. Roesink holds a B.A. and a M.S. in Geology from the University of Colorado, Boulder.

Chris R. Bairrington was named Jagged Peak’s Vice President, Operations in November 2016.  He previously served as Engineering Manager of the Company’s predecessor.  Prior to that, he was the Senior Operations Engineer of Ute Energy.  He also has experience as a Senior Operations Engineer of Bill Barrett Corporation and Production Engineer of Anadarko Petroleum Corporation.  Mr. Bairrington holds a B.S. in Petroleum Engineering from Texas A&M University.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Jagged Peak’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Jagged Peak’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Jagged Peak does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Jagged Peak to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with Jagged Peak’s initial public offering. The risk factors and other factors noted in Jagged Peak’s prospectus could cause its actual results to differ materially from those contained in any forward-looking statement.

Contacts

Robert W. Howard

Executive Vice President, Chief Financial Officer

720-215-3660

bhoward@jaggedpeakenergy.com

Ian T. Piper

Vice President, Finance and Corporate Planning

720-215-3661

ipiper@jaggedpeakenergy.com